Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SEAHAWK ACQUISITION CORPORATION,

SEAHAWK MERGER SUB CORPORATION

and

KRONOS INCORPORATED

Dated as of March 22, 2007

i

		Page
ARTICLE V CONDUCT OF BUSINESS		22
5.1	Covenants of the Company	22
5.2	Confidentiality	24
5.3	Financing Commitments	24

ARTICLE VI ADDITIONAL AGREEMENTS		26
6.1	No Solicitation	26
6.2	Proxy Statement	28
6.3	Nasdaq Listing	28
6.4	Access to Information	28
6.5	Shareholders Meeting	28
6.6	Legal Requirements	29
6.7	Public Disclosure	30
6.8	Indemnification	30
6.9	Notification of Certain Matters	31
6.10	Exemption from Liability Under Section 16	31
6.11	Employee Compensation	31
6.12	Service Credit	31
6.13	Resignations	32
6.14	Management Agreements	32
6.15	Freely Available Cash	32

ARTICLE VII CONDITIONS TO MERGER		32
7.1	Conditions to Each Party’s Obligation To Effect the Merger	32
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	33
7.3	Additional Conditions to Obligations of the Company	34

ARTICLE VIII TERMINATION AND AMENDMENT		34
8.1	Termination	34
8.2	Effect of Termination	35
8.3	Fees and Expenses	35
8.4	Amendment	37
8.5	Extension; Waiver	37

ARTICLE IX MISCELLANEOUS		38
9.1	Nonsurvival of Representations, Warranties and Agreements	38
9.2	Notices	38
9.3	Entire Agreement	39
9.4	No Third Party Beneficiaries	39
9.5	Assignment	39
9.6	Severability	39
9.7	Counterparts and Signature	39
9.8	Interpretation	40
9.9	Governing Law	40
9.10	Remedies	40
9.11	Submission to Jurisdiction	40
9.12	WAIVER OF JURY TRIAL	40

Exhibit A—Form of Articles of Organization
Exhibit B—Form of By-laws
Annex I—Guarantee		1

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Articles of Merger	Section 1.1
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.12
Buyer Liability Limitation	Section 8.3(e)
Buyer Material Adverse Effect	Section 4.1
Buyer Party	Section 8.3(e)
Buyer Termination Fee	Section 8.3(e)
Certificate	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.5(a)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Damages	Section 8.3(e)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company Employees	Section 3.14(a)
Company ESPP	Section 2.3(d)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(c)
Company Material Adverse Effect	Section 3.1
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 6.2
Company SEC Reports	Section 3.5(a)
Company Shareholder Approval	Section 3.4(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Termination Fee	Section 8.3(c)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11
Contract	Section 3.4(b)
Costs	Section 6.8(a)
Dissenting Shares	Section 2.5(a)

Terms	Reference in Agreement
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
Equity Commitment Letter	Section 4.5(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Five Day Period	Section 6.1(c)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Governmental Regulations	Section 3.9(b)
Guarantees	Recitals
Guarantors	Recitals
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Identified Company Representations	Section 7.2(a)
Indemnified Parties	Section 6.8(a)
Insurance Cap	Section 6.8(c)
Intellectual Property	Section 3.10(a)
IRS	Section 3.8(b)
Liens	Section 3.4(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(c)
OFAC	Section 3.5(e)
Option Consideration	Section 2.3(b)
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Publicly Available Software	Section 3.10(e)
Real Estate	Section 3.9(a)
Representatives	Section 6.1(a)
Required Company Shareholder Vote	Section 3.4(d)
Required Financial Information	Section 5.3(d)
Restricted Shares	Section 2.4(a)
RSUs	Section 2.4(b)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Software	Section 3.10(a)
Subsidiary	Section 3.3(a)
Subsidiary Charter Documents	Section 3.3(c)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 22, 2007, by and among Seahawk Acquisition Corporation, a Delaware corporation (the “Buyer”), Seahawk Merger Sub Corporation, a Massachusetts corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Kronos Incorporated, a Massachusetts corporation (the “Company”).

WHEREAS, a non-management member committee of the Company Board has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interests of the Company’s shareholders, and (ii) approved this Agreement and recommended adoption of this Agreement by the Company Board;

WHEREAS, the respective Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective shareholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Massachusetts Business Corporation Act (the “MBCA”), as a result of which the Company shall become a wholly-owned subsidiary of the Buyer;

WHEREAS, the respective Boards of Directors of the Buyer, the Transitory Subsidiary and the Company deem it advisable and in the best interests of their respective shareholders to consummate the Merger on the terms and conditions set forth in this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Buyer has delivered to the Company duly executed guarantees of Hellman & Friedman Capital Partners VI, L.P. and JMI Equity Fund V, L.P. (the “Guarantors”) in the form attached as Annex I to this Agreement (the “Guarantees”), pursuant to which, and subject to the terms and conditions thereof, the Guarantors have guaranteed certain obligations of the Buyer hereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of the Commonwealth of Massachusetts articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time, the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company surviving the Merger is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Section 11.07 of the MBCA.

1.4 Articles of Organization. At the Effective Time, the Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in their entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5 By-laws. At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the Articles of Organization of the Surviving Corporation and such By-laws.

1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock, par value $0.01 per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly-owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b), any shares of Company

Common Stock that are owned by a wholly-owned Subsidiary of the Company, which shall remain outstanding, and Dissenting Shares (as defined in Section 2.5(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $55.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit with a bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the

Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in a customary amount against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).

2.3 Company Stock Plans.

(a) Subject to Section 2.3(b), the Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

(b) Except as otherwise agreed by the Buyer and any holder of a Company Stock Option, each holder of a Company Stock Option shall be entitled to receive from the Surviving Corporation, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount, if any (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect without payment of any consideration in respect thereof.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time cause the Surviving Corporation to maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

(d) The Company shall (i) terminate its 2003 Employee Stock Purchase Plan, as amended (the “Company ESPP”), in accordance with its terms as of or prior to the Effective Time and (ii) take such action as shall be required to suspend the current offering period under the Company ESPP and provide that no further offering period or purchase period shall commence under the Company ESPP at any time after the date of this Agreement (with respect to persons participating in the Company ESPP on the date hereof (and who have not withdrawn from or otherwise ceased participation therein prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the Company ESPP’s terms and any remaining balances in the withholding accounts of the participants in the Company ESPP will be returned in accordance with the terms of the Company ESPP).

2.4 Restricted Shares; RSUs.

(a) As of the Effective Time, except as otherwise agreed by Buyer and any holder of an award of shares of Company Common Stock pursuant to a Company Stock Plan that is subject to vesting or other lapse restrictions (“Restricted Shares”), with respect to each such holder’s Restricted Shares, each award of Restricted Shares which is outstanding immediately prior to the Effective Time shall vest in full and become free of applicable lapse restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive from the Surviving Corporation the Merger Consideration in accordance with Section 2.1(c).

(b) As of the Effective Time, except as otherwise agreed by Buyer and any holder of an award of a right to shares of Company Common Stock pursuant to a Company Stock Plan that is subject to vesting or other lapse restrictions (“RSUs”), with respect to each such holder’s RSUs, each award of RSUs which is outstanding immediately prior to the Effective Time shall vest in full and become free of applicable lapse restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and extinguished, and the holder thereof shall be entitled to receive from the Surviving Corporation an amount in cash equal to (i) the product of (A) the number of shares previously subject to such RSU and (B) the Merger Consideration, and (ii) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any amounts required to be withheld under any applicable law. All payments with respect to canceled RSUs shall be made by the Surviving Corporation (or such other agent as the Surviving Corporation shall designate, which may be the Surviving Corporation’s payroll agent) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts.

2.5 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares of Company Common Stock in accordance with the MBCA and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MBCA with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means (i) any changes, effects, events or circumstances that are, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect (but, in the case of clauses (a), (b) and (d) below, only to the extent that do not have a disproportionate adverse effect on the Company and its Subsidiaries relative to other participants in the industries or markets in which they operate):

(a) changes that are the result of economic factors affecting the national or world economy or acts of war or terrorism;

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates;

(c) any adverse change, effect, event or circumstance resulting from the pendency or announcement of the transactions contemplated by this Agreement;

(d) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;

(e) any action taken that is required by this Agreement (other than the consummation of the Merger) or at the written request of the Buyer;

(f) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(g) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (it being understood that any change, effect, event, circumstance or development causing or contributing to such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(h) a decline in the price of the Company Common Stock on The Nasdaq Global Select Market (it being understood that any change, effect, event, circumstance or development causing or contributing to such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(i) any shareholder litigation to the extent arising from or relating to the Merger based on allegations that either the Company’s entry into this Agreement or the terms and conditions of this Agreement constituted a breach of the fiduciary duties of the Company Board or that the disclosures in the Proxy Statement were inadequate; or

(ii) any material adverse change, effect, event, circumstance or development with respect to, or any material adverse effect on, the ability of the Company to consummate the transactions contemplated by this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (“Company Preferred Stock”). As of March 21, 2007, (i) 32,129,758 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding and (iii) no shares of Company Common Stock or Company Preferred Stock have been issued since such date except shares of Company Common Stock pursuant to the exercise of outstanding Company Stock Options set forth in Section 3.2(b) of the Company Disclosure Schedule or shares of Company Common Stock purchased through the Company ESPP in respect of periods prior to the date hereof.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule thereof; and (iii) all outstanding RSUs, indicating with respect to each RSU the name of the holder thereof, the Company Stock Plan under which it was awarded, the number of shares of Company Common Stock subject to such RSU, the date of award, the value of any deemed dividend equivalents accrued but unpaid with respect thereto, and the vesting schedule thereof; and since the date specified in Section 3.2(b) of the Company Disclosure Schedule, no Company Stock Plans have been adopted and no Company Stock Options or RSUs have been issued.

(c) Except (i) as set forth in this Section 3.2 and (ii) with respect to clause (A) below, as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. No shares of Company Common Stock are owned by a Subsidiary of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s Articles of Organization or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company: (i) its name; (ii) the jurisdiction of organization; and (iii) whether or not such Subsidiary is wholly-owned (directly or indirectly) by the Company (and, if not wholly-owned, its percentage ownership). For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each

Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company (the “Subsidiary Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such Subsidiaries. None of the Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly-traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the MBCA as provided in Section 3.4(d) (the “Company Shareholder Approval”), to perform its obligations and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company or any duly appointed committee thereof (the “Company Board”), has, (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and declared its advisability in accordance with the provisions of the MBCA, and (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, right of first refusal, claim, license, limitation in voting rights, security interest, pledge, lien, charge or encumbrance

(“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a “Contract”), or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign antitrust or trade regulation laws, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for approval of the Company Voting Proposal by the holders of at least two-thirds of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s shareholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since October 1, 2003. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or (in the case of those that the Company may file after the date hereof until the Closing) will be filed on a timely basis, (ii) at the time filed, complied, or (in the case of those that the Company may file after the date hereof until the Closing) will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or (in the case of those that the Company may file after the date hereof until the Closing) will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated, audited balance sheet of the Company as of September 30, 2006 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the shareholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has not disclosed, based on the most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a 15(f) of the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq Global Select Market.

(e) To the knowledge of the Company, neither the Company, any of its Subsidiaries, or any of their respective officers or directors, nor any of the Company’s Affiliates (including any holder of five percent (5%) or more of the Company’s outstanding equity interests) (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (B) the United States

Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (C) the United States Trading with the Enemy Act of 1917, as amended, (D) the United States International Emergency Economic Powers Act of 1977, as amended, or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering; or (iv) is under investigation by any governmental authority for money laundering.

3.6 No Undisclosed Liabilities. Except as disclosed in reasonable detail in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) except for liabilities (i) incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or (iii) that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Except as disclosed in reasonable detail in the Company SEC Reports filed prior to the date of this Agreement, between the date of the Company Balance Sheet and the date of this Agreement (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been any action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement. Between the date of the Company Balance Sheet and the date of this Agreement, there has not been any change, effect, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

3.8 Taxes.

(a) Each of the Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes that are due and payable (whether or not shown to be due on any such Tax Returns) other than Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet that do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles or Taxes which the failure to pay would not, individually or in the aggregate, result in a Company Material Adverse Effect. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, (i) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, duties, escheat, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity in connection with Taxes.

(b) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2003. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2003. No examination, assessment, dispute, claim or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed in writing by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, other than waivers or extensions which are no longer in effect.

(c) Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

3.9 Owned and Leased Real Properties.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any Subsidiary (the “Real Estate”) and (ii) all loans secured by mortgages encumbering the Real Estate. The Company or its Subsidiaries are the sole owners of good, valid, fee buildings, structures, fixtures and improvements located thereon in each case free and clear of any Liens other than those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(b) The Real Estate complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”), except where noncompliance, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries other than (i) property subject to a lease, sublease or license that is terminable by the Company or any of its Subsidiaries on no more than thirty days notice without liability or financial obligation to the Company or (ii) property subject to a lease, sublease or license for which the payment by the Company is less than $10,000 per month (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect, and each Company Lease is valid and binding and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except for such failures to be valid, binding or enforceable that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means all United States and foreign intellectual property, including (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights, works of authorship and designs, (iii) inventions, processes, formulae, methods, schematics, technology, and know-how, (iv) computer software programs and applications, systems, networks, Internet websites and databases, code, and related documentation (“Software”), and (v) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Third Party Intellectual Property”). Section 3.10(b)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property that is registered or otherwise material that is owned by the Company or its Subsidiaries, and Section 3.10(b)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Intellectual Property, excluding non-material, generally commercially available, off-the-shelf software programs.

(c) To the knowledge of the Company, all patents and registrations for trademarks, service marks. domain names and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(e) None of the software of the Company or any of its Subsidiaries incorporates, contains, is comprised of or distributed with any Publicly Available Software (as defined below), or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits the Company’s and its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing and distributing such software; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law, except, in each case, as is not reasonably expected to have a Company Material Adverse Effect. The Company is in compliance with all applicable Publicly Available Software licenses, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Publicly Available Software” shall mean (A) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or pursuant to similar licensing and distribution models; and (B) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (I) be disclosed or distributed in source code form; (II) be licensed for the purpose of making derivative works; or (III) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, Software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (A) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the

Netscape Public License, (E) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (F) the Apache Software License.

(f)(i) The Company and its Subsidiaries (x) take reasonable actions to protect and maintain (I) the security and integrity of their Software and (II) their Intellectual Property Rights and (y) require all persons who contribute to proprietary Intellectual Property to assign to the Company all of their rights therein and (ii) the Software products of the Company and its Subsidiaries are fully operational, perform in conformance with their intended purpose and accompanying documentation and are free of bugs, defects, errors, viruses or other corruptants, except, in each case, as is not reasonably likely to have a Company Material Adverse Effect.

3.11 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to which the Company or any of its Subsidiaries is a party;

(ii) any employment or consulting Contract with any executive officer or other employee of the Company or member of the Company’s Board of Directors earning an annual salary equal to or in excess of $250,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty days notice without liability or financial obligation to the Company;

(iii) any Contract containing any covenant (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s or any of its Subsidiaries’ products, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to sell or distribute any products or services;

(iv) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of any business or any material amount of assets not in the ordinary course of business or with ongoing obligations or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;

(v) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

(vi) any Contract to license to any third party to reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, capital lease agreements, installment sales contracts or other title retention agreements or arrangement relating to purchased property, or other contracts relating to the borrowing of money or extension of credit by the Company or any of its Subsidiaries, other than accounts receivables and payables in the ordinary course of business;

(viii) any settlement agreement entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company or (B) settlement agreements for cash only (which have been paid) that did not exceed $250,000 as to such settlement;

(ix) any Contract under which the Company or any Subsidiary has licensed its Intellectual Property to a third party, other than to customers, distributors and other resellers in the ordinary course of business;

(x) any Contract under which the Company or any Subsidiaries has received a license to any Third Party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xi) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(xii) any Contract with a customer that accounted for revenues in fiscal year 2006 totaling more than $5,000,000 in the aggregate; or

(xiii) any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2006 totaling more than $5,000,000 in the aggregate.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof.

(c) Each Company Material Contract is valid and binding in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect or enforceable, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any violation of or default under, nor has it violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under, the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.12 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, order, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. No officer of director of the Company is a defendant in any action or, to the knowledge of the Company, the subject to any investigation commenced by any Governmental Entity, in each case with respect to the performance of his or her duties as an officer and/or director of the Company.

3.13 Environmental Matters.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received (A) any written notice from any Governmental Entity alleging that any of them has not complied with applicable Environmental Laws, and, to the knowledge of the Company, there are no facts existing that reasonably would give rise to such a notice or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party;

(iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates contribute (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, employee benefits, change-in-control benefits, collective bargaining, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the present or future benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate (the “Company Employees”); (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a current, complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract, summary plan description, if any.

(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to comply or violations that are not reasonably likely to have a Company Material Adverse Effect.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has during the preceding six years (i) contributed to a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Additionally, except as disclosed in Section 3.14(g) of the Company Disclosure Schedule, no Company Employee Plan exists which would result in payments that would not be deductible under Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of any post-retirement health, medical or life insurance benefits for Company Employees, except as required by applicable law, except where such liability is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(i) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, with respect to each Company Employee Plan (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, and (ii) no event has occurred and no condition exists that would subject the Company or its Subsidiaries or ERISA Affiliates to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

3.15 Compliance With Laws. The Company and each of its Subsidiaries is and since January 1, 2005 has been, in compliance with all applicable statutes, laws and regulations, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17 Labor Matters. Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $250,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees.

3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.

3.19 Opinion of Financial Advisor. The financial advisor of the Company, Jefferies Broadview, a division of Jefferies & Company, Inc., has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view (other than to Buyer, Transitory Subsidiary and their respective Affiliates and Participating Investors (as such term is defined in such opinion)). An executed copy of such opinion shall be promptly delivered to the Buyer solely for informational purposes.

3.20 Takeover Statutes. The Company Board has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. None of Chapters 110C, 110D or 110F of the Massachusetts General Laws or, to the knowledge of the Company, any other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover law enacted under state or federal laws in the United States applicable to the Company is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Jefferies Broadview, a division of Jefferies & Company, Inc., whose fees and expenses shall, subject to Section 8.3(d) of this Agreement, be paid by the Company. A true, correct and complete copy of the engagement letter with Jefferies Broadview in connection with this transaction has been delivered to the Buyer.

3.22 Transactions with Affiliates. There are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or immediate family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404(a) of Regulation S-K under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article IV and (b) the other sections and paragraphs in this Article IV to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, effect, event, circumstance or development with respect to, or any material adverse effect on, the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign antitrust or trade regulation laws, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

(e) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.3 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.4 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or the Transitory Subsidiary that, individually or in the aggregate, is reasonably likely to have an adverse affect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.5 Financing.

(a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter from Wachovia Bank, National Association (the “Debt Commitment Letter”), pursuant to which such financial institution has committed, upon the terms and subject to the conditions set forth therein, to lend the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement and related fees and expenses; and (ii) a fully executed commitment letter from Hellman & Friedman Capital Partners VI, L.P., JMI Equity Fund V, L.P. and their investment affiliates (the “Equity Commitment Letter”), pursuant to which Hellman & Friedman Capital Partners VI, L.P., JMI Equity Fund V, L.P. and their investment affiliates have committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of $752,900,000 in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and the Equity Commitment Letter are hereinafter referred to collectively as the “Commitment Letters.”

(b) As of the date hereof, (i) Commitment Letters are in full force and effect; (ii) all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due; and (iii) the Commitment Letters have not been amended or terminated, and, excluding any breach caused by the Company or its Subsidiaries, there is no breach existing thereunder. As of the date hereof, the Buyer and the Transitory Subsidiary have no reason to believe that the financing contemplated by each of the Commitment Letters will not be consummated as contemplated therein.

(c) Assuming the accuracy of the representations and warranties of the Company set forth herein and compliance by the Company with its covenants and obligations hereunder, neither the Buyer nor the Transitory Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that would cause the commitments provided in such Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met. For avoidance of doubt, it shall not be a condition to Closing for the Buyer to have received the proceeds from the financings contemplated by the Commitment Letters or any alternative financing.

(d) The equity investment by Hellman & Friedman Capital Partners VI, L.P., JMI Equity Fund V, L.P. and their investment affiliates under the Equity Commitment Letter is not subject to any condition other than as expressly set forth therein.

(e) The aggregate proceeds contemplated by the Commitment Letters would, upon funding subject to the terms thereof, be sufficient to permit Buyer to pay the aggregate Merger Consideration and other repayment or refinancing of debt contemplated by the Commitment Letters and to pay all related fees and expenses.

4.6 Management Arrangements. The Buyer has provided the Company with true, correct and complete copies of (a) all contracts and agreements, if any, and (b) summaries of any arrangements or understandings, in each case in place as of the date hereof between the Buyer and/or the Transitory Subsidiary (or any of their Affiliates), on the one hand, and any of the officers and directors of the Company (or any of its Affiliates), on the other hand, that would become effective upon consummation of the Merger.

4.7 Ownership of Company Common Stock. None of the Buyer or any of the Buyer’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of the Buyer or any of the Buyer’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Chapter 110F of the Massachusetts General Laws, except for holdings from time to time that, at any given time, have never been equal to or in excess of 5% of the outstanding Company Common Stock.

4.8 Guarantee. The Guarantees are valid and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of each Guarantor under its respective Guarantee.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve its and each of its Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage), keep available the services of its and each of its Subsidiary’s current officers, employees and consultants and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)(i) declare, set aside, accrue or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock or other equity interests, including RSUs (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(i), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other equity securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, equity securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and set forth in Section 3.2(b) of the Company Disclosure Schedule);

(c) amend its Articles of Organization, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(e) sell, lease, license, abandon, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the ordinary course of business;

(f) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any of the Intellectual Property of the Company or any of its Subsidiaries, except (x) pursuant to existing Contracts as in effect on the date hereof, and (y) licenses extended to customers or clients in the ordinary course of business and consistent with past practice;

(g) adopt or implement any shareholder rights plan;

(h)(i) incur or assume any indebtedness or guarantee any such Indebtedness of another person or amend any such existing Indebtedness (other than pursuant to existing credit facilities in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly-owned Subsidiaries, provided, however, that the Company may, in the ordinary course of business, continue to invest in debt securities maturing not more than 365 days after the date of investment, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend in any material respect any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to any directors or officers of the Company, (iii) increase the compensation or fringe benefits of any other employees of the Company or any of its Subsidiaries, except for across the board yearly salary increases to employees or other changes, in each case made in the ordinary course of business consistent with past practice, (iv) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or (vi) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(k) make or rescind any material Tax election, settle or compromise any material Tax liability or materially amend any Tax return;

(l) initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);

(m) enter into any joint venture, partnership or other similar arrangements;

(n) cancel any material debts or waive any material claims or rights (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any of its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 16, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.

5.3 Financing Commitments.

(a) The Buyer acknowledges that it will use its reasonable best efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters. As soon as practicable after the date hereof but in any event prior to the Closing, the Buyer will enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions no less favorable to the Buyer in the aggregate than the Commitment Letters. The Buyer will furnish correct and complete copies of such definitive agreements to the Company promptly upon their execution.

(b) The Buyer shall keep the Company informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such financings. Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the terms set forth therein, or (iii) for any reason the Buyer no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Commitment Letters on substantially the terms described therein. The Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that would reasonably be expected to impair, delay or prevent the Buyer’s obtaining of the financing contemplated by any Commitment Letter. The Buyer shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would reasonably be expected to impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c) If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Buyer for any reason, the Buyer shall use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued; provided that the Buyer shall be under no obligation to obtain or seek to obtain any financing on terms and conditions less favorable, in the aggregate, to the Buyer or the Transitory Subsidiary than those included in the Debt Commitment Letter (as determined in the good faith reasonable discretion of the Buyer).

(d) The Company agrees to provide, and to cause its Subsidiaries and its and their Representatives to provide, the Buyer and the Transitory Subsidiary with such cooperation (including with respect to timeliness) in connection with the arrangement of the financings contemplated by the Debt Commitment Letter as may be reasonably requested by the Buyer or the Transitory Subsidiary, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) furnishing the Buyer, the Transitory Subsidiary and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by the Buyer to consummate the financings contemplated by the Debt Commitment Letter, including all financial statements and financial data required to consummate the financing at the time during the Company’s fiscal year such offering will be made if such offering were registered under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act (the “Required Financial Information”) (and shall allow the Buyer’s Representative the opportunity to review and comment upon the financial statements (including pro forma financial statements) in draft form to the extent such financial statements were not prepared prior to the date hereof), (iii) assisting the Buyer in preparing materials for rating agency presentations, bank information memoranda, offering memoranda, private placement memoranda and similar documents, (iv) providing and executing documents as may reasonably be requested by the Buyer, (v) using commercially reasonable efforts to obtain surveys and title insurance as may be reasonably requested by the Buyer, and (vi) reasonably facilitating the pledge of collateral. The Company shall also use reasonable best efforts to cause legal counsel to provide customary legal opinions and an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to its financial statements. The Company shall allow the Buyer’s Representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such Representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Effective Time. If this Agreement is terminated prior to the Effective Time, the Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. If this Agreement is terminated prior to the Effective Time, the Buyer and the Transitory Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith (other than information relating to the Company provided by the Company for use therein).

(e) Not less than three business days prior to the Closing Date, the Company shall deliver to the Buyer payoff letters from third-party lenders or trustees, as applicable, in form and substance reasonably satisfactory to Buyer, with respect to all indebtedness of the Company and its subsidiaries identified on Section 5.3(d) of the Company Disclosure Letter or entered into after the date hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, during the Pre-Closing Period neither the Company nor any of its Subsidiaries shall, and the Company shall not authorize or permit its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate, propose or knowingly encourage (including by providing non-public information) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, until receipt of the Company Shareholder Approval, the Company may, to the extent failure to do so would be inconsistent with the fiduciary obligations of the Company Board under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (A) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement and (B) participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal (including solicitation of a revised Acquisition Proposal from such person) .

(b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, until receipt of the Company Shareholder Approval, the Company Board may (x) withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws or (y) approve or recommend any Acquisition Proposal if (1) such Acquisition Proposal was not solicited in violation of Section 6.1(a) and the Company Board determines in good faith, after consultation with outside counsel, that such Acquisition Proposal constitutes a Superior Proposal and (2) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law.

(c) Notices to the Buyer. The Company shall promptly (within 24 hours) advise the Buyer of receipt by the Company of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request and shall promptly (within 24 hours) advise the Buyer of any material amendments to any such request, Acquisition Proposal or inquiry. At least 24 hours prior to taking any of the actions referred to in the last sentence of Section 6.1(a), the Company shall notify Buyer orally and in writing that it proposes to furnish information and/or enter into discussions or negotiations as provided therein. At least five days (the “Five Day Period”) prior to the Company Board holding a meeting to consider, or the execution of any written action, taking any of the actions referred to in last sentence of Section 6.1(b), the Company shall notify Buyer of such meeting or written action and that such action may be considered or taken. The Company Board shall (i) consider in good faith any revised proposal to acquire the Company Common Stock that Buyer may make during or prior to the expiration of the Five Day Period in any binding written proposal, prior to taking any of the actions referred to in last sentence of Section 6.1(b) and (ii) provide the Buyer with a new Five Day Period prior to holding a meeting to consider, or the execution of any written action with respect to, any new Acquisition Proposal or any material modification to any previous Acquisition Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company Board from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders; provided, that any disclosure in connection with the commencement of a tender offer or exchange offer with respect to the Company Common Stock, other than a recommendation against acceptance of such offer or a “stop-look-and-listen” communication to the shareholders of the Company which is limited to the statements described in Rule 14d-9(f) of the Exchange Act, shall be deemed to constitute an approval or recommendation of an Acquisition Proposal for purposes of Sections 6.1(b)(iii) and 8.1(e)(ii)(x).

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, and the Company shall use its reasonable best efforts to cause any parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or its representatives.

(f) Shareholders Meeting. Prior to the termination of this Agreement in accordance with Section 8.1, (i) nothing contained in this Section 6.1 shall limit in any way the obligation of the Company to convene and hold the Shareholders Meeting in accordance with Section 6.5 of this Agreement and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

(g) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company of 20% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries (on a consolidated basis), in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, over 50% of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor and outside counsel), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Subject to Section 6.1(b), the Company, acting through the Company Board, shall include in the Proxy Statement the unanimous recommendation of the Company Board that the shareholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation“). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its shareholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing the Buyer a reasonable opportunity to review and comment on such documents and shall include in such documents comments reasonably proposed by the Buyer.

6.3 Nasdaq Listing. The Company agrees to use commercially reasonable efforts to continue the listing of the Company Common Stock on The Nasdaq Global Select Market during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Shareholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law (including Section 11.02(e) of the MBCA), its Articles of Organization and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (i) the Company Board shall recommend approval of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s shareholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of The Nasdaq Stock Market or the MBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Requirements.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith, without the prior written consent of the Buyer, none of the Company or its Subsidiaries will make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

(d) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, it being understood that neither the Company nor the Buyer shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the MBCA for officers and directors of Massachusetts corporations. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the MBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that each Indemnified Party is entitled to indemnification and the other benefits of this Section 6.8. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(b) The Articles of Organization and By-laws of the Surviving Corporation shall contain, and the Buyer shall cause the Articles of Organization and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Organization and By-laws of the Company, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company.

(c) The Surviving Corporation shall maintain at no expense to the beneficiaries, in effect for six years from the Effective Time insurance “tail” or other insurance policies maintained by the Company with respect to directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided that if such “tail” or other policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.8(c) of the Company Disclosure Schedule), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

(d) The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8.

(e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or mergers into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.8.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule and result from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.11 Employee Compensation. For a twelve month period following the Effective Time, the Buyer will maintain the severance plan established by the Company for its employees disclosed in Section 3.14(a) of the Company Disclosure Schedule and will use all commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), a total compensation package (including benefits other than equity-based compensation) that, in the aggregate, is substantially comparable to the total compensation package (including benefits other than equity-based compensation) provided to those employees immediately prior to the execution of this Agreement.

6.12 Service Credit. Following the Effective Time, the Buyer will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any

Buyer Employee Plans (as defined below), (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Buyer or a Subsidiary of the Buyer.

6.13 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of those directors of the Company designated by the Buyer to the Company in writing at least twenty calendar days prior to the Closing.

6.14 Management Agreements. The Buyer will not enter into any contracts or agreements with any of the officers and directors of the Company unless such contracts or agreements have been provided or made available to the Company Board.

6.15 Freely Available Cash. The Company shall use reasonable best efforts, subject to Section 5.1 above, at the Buyer’s request, to liquidate marketable securities and to transfer such cash to the Company (from any Subsidiaries of the Company) or into the Exchange Fund (to the extent such actions are not inconsistent with applicable laws, including those related to solvency, adequate surplus and similar capital adequacy tests). Before taking any such action in accordance with such request, the Company shall disclose to the Buyer the losses, costs, and expenses that the Company expects to incur in connection with such action. To the extent action taken by the Company in accordance with such request causes the Company to incur any losses, costs or expenses (other than losses, costs or expenses resulting from wrongful acts or omissions on the part of the Company), the Buyer shall reimburse such losses, costs and expenses in the event the Closing does not occur. Except for actions pursuant to this Section 6.15, the Company shall not (i) fail to manage and retain cash and cash equivalents and investments in marketable securities in a manner substantially consistent with past practice and in their current jurisdiction or (ii) intentionally fail to manage accounts payable or accounts receivable in a manner substantially consistent with past practice.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.

(b) HSR Act. All waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign antitrust or trade regulation laws shall have expired or otherwise been terminated, except (in the case of foreign antitrust or trade regulation laws) where the consummation of the Merger before the expiration or other termination of any such waiting period under applicable foreign antitrust or trade regulation law would not reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Merger.

(c) Governmental Approvals. Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement other than the Identified Company Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had and would not be reasonably likely to result in a Company Material Adverse Effect). The Identified Company Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date ). The Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect of the preceding two sentences. “Identified Company Representations” shall mean those representations and warranties of the Company set forth in Sections 3.2, 3.4(a), the last sentence of Section 3.7 and 3.20.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or any of its Subsidiaries.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, effect, event or circumstance that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had and would not be reasonably likely to result in a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, effect, event or circumstance that, individually or in the aggregate, has had or is reasonably likely to result in a Buyer Material Adverse Effect.

(d) Solvency Opinion. If a solvency opinion is delivered to the lenders pursuant to the terms of any of the Commitment Letters, the Company shall have received a copy of such opinion addressed to the Company Board.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by October 31, 2007 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if the Required Company Shareholder Vote in favor of the Company Voting Proposal shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken; or

(e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have (x) approved or recommended to the shareholders of the Company an Acquisition Proposal or (y) within ten Business Days after receipt thereof, taken no position with respect to, or failed to recommend against acceptance of, an Acquisition Proposal; or (iii) a tender offer or exchange offer for outstanding shares of

Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or

(f) by the Company at any time prior to the approval of the Company Voting Proposal, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the shareholders of the Company any Superior Proposal; or

(g) by the Buyer (if neither the Buyer nor the Transitory Subsidiary is in material breach of its representations, warranties, covenants and agreements under this Agreement), if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(h) by the Company (if the Company is not in material breach of its representations, warranties, covenants and agreements under this Agreement), if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement (except in the circumstances described in clause (i) below), which breach or failure to perform (x) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (y) shall not have been cured within twenty days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; or

(i) by the Company if (i) the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing), (ii) on the Closing Date, none of the Buyer, the Transitory Subsidiary or the Surviving Corporation shall have received the proceeds of the financings contemplated by the Commitment Letters or any substitute financing for a similar amount and (iii) the Buyer fails to notify the Company in writing with supporting evidence reasonably satisfactory to the Company that, notwithstanding the developments in clause (ii), it will still be able to deposit the requisite funds with the Exchange Agent in accordance with Section 2.2 on the Closing Date; or

(j) by the Buyer, if the Company shall have willfully and materially breached Section 6.1.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement (subject to, in the case of Buyer and Transitory Subsidiary, the Buyer Liability Limitation) and (b) the provisions of Sections 5.2 (Confidentiality), 6.15 (Freely Available Cash) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) The Company shall pay the Buyer or its designee up to $5 million as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b) by the Outside Date shall have resulted in the Closing not occurring; or

(ii) by the Buyer or the Company pursuant to Section 8.1(d); or

(iii) by the Buyer pursuant to Section 8.1(g).

The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds concurrently (and as a condition to the effectiveness of) any termination by the Company giving rise to the payment obligation described in this Section 8.3(b) or within ten Business Days following any termination by the Buyer giving rise to the payment obligation described in this Section 8.3(b).

(c) The Company shall pay the Buyer or its designee a termination fee of $55.0 million (the “Company Termination Fee”) in the event of the termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(j). The Company shall pay the Buyer or its designee the Company Termination Fee in the event of any termination of this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(g) if, (x) prior to the date of such termination (but after the date hereof), a bona fide Acquisition Proposal is publicly announced or is otherwise communicated, made or proposed in writing to the Company Board, and (y) within twelve (12) months after the date of such termination the Company enters into a definitive agreement with respect to, or closes, any transaction of the type described in the definition of “Acquisition Proposal” (except that all references to “20%” in such definition shall be changed to “50%”). Any Company Termination Fee due under the first sentence of this Section 8.3(c) shall be paid to the Buyer by wire transfer of same-day funds concurrently (and as a condition to the effectiveness of) any termination by the Company giving rise to the payment obligation described in such sentence or within two Business Days following any termination by the Buyer giving rise to the payment obligation described in such sentence. Any Company Termination Fee due under the second sentence of this Section 8.3(c) shall be paid to the Buyer by wire transfer of same-day funds upon the closing of any alternative transaction.

(d) The Buyer shall pay the Company up to $5 million as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Company’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

(i) by the Company or the Buyer pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.3(a) or Section 7.3(b) by the Outside Date shall have resulted in the Closing not occurring; or

(ii) by the Company pursuant to Section 8.1(h).

The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of same-day funds concurrently (and as a condition to the effectiveness of) any termination by the Buyer giving rise to the payment obligation described in this Section 8.3(d) or within ten Business Days following any termination by the Company giving rise to the payment obligation described in this Section 8.3(d).

(e) The Buyer shall pay the Company a termination fee of $55.0 million (the “Buyer Termination Fee”) in the event of the termination of this Agreement pursuant to Section 8.1(i); provided that, at the time of such termination, all of the conditions under Section 7.1 and Section 7.2 have been satisfied. Any Buyer Termination Fee due under this Section 8.3(e) shall be paid to the Company by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. If the Buyer Termination Fee is paid, and the Buyer and Transitory Subsidiary are not otherwise in willful breach of this Agreement (other than any such breach arising from the failure by the Buyer, after complying with its obligations under Section 5.3 of this Agreement, to obtain the Debt Financing), then the Company’s termination of this Agreement and receipt of payment of the Buyer Termination Fee shall be the sole and exclusive remedy against the Buyer, Transitory Subsidiary, the Guarantors and any of their respective Representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders (each, a “Buyer Party”) for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by the Buyer or Transitory Subsidiary or the failure of the Merger to be consummated or otherwise in connection with this Agreement or the transactions contemplated hereby (such losses or damages, collectively, “Company Damages”). Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of all the Buyer Parties for all Company Damages shall be limited to $137.0 million (the “Buyer Liability Limitation”) (it being understood that, for all purposes of determining whether the aggregate amount of Company Damages paid by the Buyer Parties has reached the Buyer Liability Limitation, the amount paid in respect of the Buyer Termination Fee or expenses paid pursuant to Section 8.3(d) shall be included in such computation as Company Damages paid). In no event shall the Company seek, and the Company shall cause its Subsidiaries not to seek, any Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any Buyer Party in excess of the Buyer Liability Limitation from any Buyer Party in connection therewith and the Company, its Affiliates and its Subsidiaries shall be precluded from any other remedy against any Buyer Party at law or in equity or otherwise. In addition, notwithstanding anything to the contrary in this Agreement, in all cases, the maximum liability of any Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee.

(f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a willful breach of this Agreement described in clause (a) of Section 8.2 but otherwise is the sole and exclusive remedy of the parties in connection with any termination of this Agreement or the circumstances giving rise to such termination.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.11, 6.12 and 6.13 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

Seahawk Acquisition Corporation

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Attn: Arrie Park, Esq.

Telecopy: (415) 788-0176

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: William R. Dougherty, Esq.

Telecopy: (212) 455-2502

(b)	if to the Company, to

Kronos Incorporated

297 Billerica Road

Chelmsford, MA 01824

Attn: Alyce Moore, VP, General Counsel

Telecopy: (978) 367-5900

with a copy to:

Non-Management Member Committee Chairman

Bruce Ryan

7 Packard Landing

Orleans, MA 02653

Telecopy: (508) 247-9145

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: John A. Burgess, Esq. and Michael J. LaCascia, Esq.

Telecopy: (617) 526-5000

with a copy to:

Choate Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attn: William B. Asher, Esq. and James Hackett, Jr., Esq.

Telecopy: (617) 248-4000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except for (a) the rights of the holders of Company Common Stock and Restricted Shares to receive the Merger Consideration following the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement, (b) the right of the holders of Company Stock Options and RSUs to receive the payments described in Sections 2.3 and 2.4 following the Effective Time, in accordance with, and subject to, the terms and conditions of this Agreement and (c) the rights of the Indemnified Parties and certain directors, officers and fiduciaries who shall be beneficiaries of the insurance policies described therein, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed, that, without considering the adequacy of any remedy that the Buyer may otherwise have to terminate this Agreement under Section 8.1, the Buyer and the Transitory Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or Transitory Subsidiary or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the Buyer Termination Fee (if applicable) and, if applicable, the other remedies at law available to the Company to the extent set forth in Section 8.3 (subject to the Buyer Liability Limitation); provided, however, that the Company shall be entitled to specific performance against the Buyer and Transitory Subsidiary to prevent any breach by the Buyer or Transitory Subsidiary of Sections 5.2 or 6.4.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SEAHAWK ACQUISITION CORPORATION

By:	/s/ David R. Tunnell
Name:	David R. Tunnell
Title:	President

SEAHAWK MERGER SUB CORPORATION

By:	/s/ David R. Tunnell
Name:	David R. Tunnell
Title:	President

KRONOS INCORPORATED

By:	/s/ Aron J. Ain
Name:	Aron J. Ain
Title:	Chief Executive Officer

Exhibit A

Articles of Organization

(General Laws Chapter 156D; Section 2.02; 950 CMR 113.16)

ARTICLE I. The exact name of the corporation is Seahawk Merger Sub Corporation.

ARTICLE II. The corporation may engage in any lawful business.

ARTICLE III. The total number of shares of each class of stock that the corporation is authorized to issue is 1,000 shares, which shall consist entirely of common stock, $0.01 par value per share.

ARTICLE IV. If more than one class or series of shares is authorized, the preferences, limitations and relative rights of each class or series are as follows: Not applicable.

ARTICLE V. The restrictions imposed by the Articles of Organization upon the transfer of shares of any class or series of stock are as follows: None.

ARTICLE VI. Other lawful provisions:

1. Minimum Number of Directors. The board of directors may consist of one or more individuals, notwithstanding the number of shareholders.

2. Personal Liability of Directors to Corporation. No director shall have personal liability to the corporation for monetary damages for breach of his or her fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, as amended from time to time (“Chapter 156D”), or any successor provision to such Section, or (d) for any transaction from which the director derived an improper personal benefit.

3. Shareholder Vote Required to Approve Matters Acted on by Shareholders. The affirmative vote of a majority of all the shares eligible to vote on a matter and of all the shares of any voting group entitled to vote separately as a voting group on a matter shall be sufficient for the approval of the matter, notwithstanding any greater vote on the matter otherwise required by any provision of Chapter 156D.

4. Shareholder Action Without a Meeting by Less Than Unanimous Consent. Action required or permitted by Chapter 156D to be taken at a shareholders’ meeting may be taken without a meeting by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting.

5. Authorization of Directors to Make, Amend or Repeal Bylaws. The board of directors may make, amend or repeal the bylaws in whole or in part, except with respect to any provision thereof which by virtue of an express provision in Chapter 156D, the Articles of Organization or the bylaws requires action by the shareholders.

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6. Dividends and Distributions on Shares held by Subsidiaries of the Corporation. No dividends or other distributions shall be made or paid with respect to shares of stock of the corporation which are owned by any entity, all of the outstanding equity interests of which are owned directly or indirectly by the corporation.

7. Miscellaneous. The purchase or other acquisition or retention by the corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no stockholder shall have any right to demand any distribution from the corporation, except as and to the extent that the stockholders shall have provided at the time of authorizing such reduction.

ARTICLE VII. The effective date of organization of the corporation is the date and time the Articles of Organization were received for filing.

ARTICLE VIII. The information contained in this Article is not a permanent part of the Articles of Organization.

a.	The street address of the initial registered office of the corporation in the commonwealth is c/o CT Corporation System, 155 Federal Street, Suite 700, Boston, MA, 02110.

b.	The name of its initial registered agent at its registered office is CT Corporation System.

c.

The names of the individuals who will serve as the initial directors, president, treasurer and secretary of the corporation (whose addresses are in each case Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA, 94111) are:

President and Secretary:	David R. Tunnell
Vice President and Treasurer	Georgia Lee
Directors:	David R. Tunnell
F. Warren Hellman

d.	The fiscal year of the corporation ends on December 31.

e.	The corporation intends to engage in the business of design, manufacture and distribution of products and any other business or activity which may be lawfully conducted by a corporation incorporated in the Commonwealth of Massachusetts.

f.	The street address of the principal office of the corporation is c/o CT Corporation System, 155 Federal Street, Suite 700, Boston, MA, 02110.

g.	The records of the corporation required to be kept in the Commonwealth will be kept at: 155 Federal Street, Suite 700, Boston, MA, 02110, which is

☐	its principal office;

☐	or an office of its transfer agent,

☐	its secretary/assistant secretary,

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☒	or its registered agent

Signed this 21st day of March, 2007 by the incorporator whose name and address are listed below:

Signature:

Name:	Pierre Arsenault

Address:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

Exhibit B

BY-LAWS

OF

SEAHAWK MERGER SUB CORPORATION

ARTICLE I

SHAREHOLDERS

Section 1. Annual Meeting. The Corporation shall hold an annual meeting of shareholders at a time fixed by the Directors. The purposes for which the annual meeting is to be held, in addition to those prescribed by the Articles of Organization, shall be for electing directors and for such other purposes as shall be specified in the notice for the meeting, and only business within such purposes may be conducted at the meeting. In the event an annual meeting is not held at the time fixed in accordance with these Bylaws or the time for an annual meeting is not fixed in accordance with these Bylaws to be held within 13 months after the last annual meeting was held, the Corporation may designate a special meeting held thereafter as a special meeting in lieu of the annual meeting, and the meeting shall have all of the effect of an annual meeting.

Section 2. Special Meetings. Special meetings of the shareholders may be called by the President or by the Directors, and shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by another officer, if the holders of at least 10 per cent, or such lesser percentage as the Articles of Organization permit, of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date, and deliver to the Secretary one or more written demands for the meeting describing the purpose for which it is to be held. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting.

Section 3. Place of Meetings. All meetings of shareholders shall be held at the principal office of the Corporation unless a different place is specified in the notice of the meeting.

Section 4. Requirement of Notice. A written notice of the date, time, and place of each annual and special shareholders’ meeting describing the purposes of the meeting shall be given to shareholders entitled to vote at the meeting no fewer than seven nor more than 60 days before the meeting date. If an annual or special meeting of shareholders is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place, if any, is announced at the meeting before adjournment. If a new record date for the adjourned meeting is fixed, however, notice of the adjourned meeting shall be given under this section to persons who are shareholders as of the new record date. All notices to shareholders shall conform to the requirements of Article III.

Section 5. Waiver of Notice. A shareholder may waive any notice required by law, the Articles of Organization, or these Bylaws before or after the date and time stated in the notice. The waiver shall be in writing, be signed by the shareholder entitled to the notice, and be delivered to the Corporation for inclusion with the records of the meeting. A shareholder’s attendance at a meeting: (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 6. Quorum.

(a) Unless otherwise provided by law, or in the Articles of Organization, these Bylaws or a resolution of the Directors requiring satisfaction of a greater quorum requirement for any voting group; a majority of the votes entitled to be cast on the matter by a voting group constitutes a quorum of that voting group for action on that matter. As used in these Bylaws, a voting group includes all shares of one or more classes or series that, under the Articles of Organization or the Massachusetts Business Corporation Act, as in effect from time to time (the “MBCA”), are entitled to vote and to be counted together collectively on a matter at a meeting of shareholders.

(b) A share once represented for any purpose at a meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless (1) the shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is or shall be set for that adjourned meeting.

Section 7. Voting and Proxies. Unless the Articles of Organization provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders’ meeting. A shareholder may vote his or her shares in person or may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by his or her attorney-in-fact. An appointment of a proxy is effective when received by the secretary or other officer or agent authorized to tabulate votes. Unless otherwise provided in the appointment form, an appointment is valid for a period of 11 months from the date the shareholder signed the form or, if it is undated, from the date of its receipt by the officer or agent. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest, as defined in the MBCA. An appointment made irrevocable is revoked when the interest with which it is coupled is extinguished. The death or incapacity of the shareholder appointing a proxy shall not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment. A transferee for value of shares subject to an irrevocable appointment may revoke the appointment if he or she did not know of its existence when he or she acquired the shares and the existence of the irrevocable appointment was not noted conspicuously on the certificate representing the shares or on the information statement for shares without certificates. Subject to the provisions of Section

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7.24 of the MBCA and to any express limitation on the proxy’s authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment.

Section 8. Action at Meeting. If a quorum of a voting group exists, favorable action on a matter, other than the election of Directors, is taken by a voting group if the votes cast within the group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law, or the Articles of Organization, these Bylaws or a resolution of the Board of Directors requiring receipt of a greater affirmative vote of the shareholders, including more separate voting groups. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. No ballot shall be required for such election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

Section 9. Action without Meeting by Written Consent.

(a) Action taken at a shareholders’ meeting may be taken without a meeting if the action is taken either: (1) by all shareholders entitled to vote on the action; or (2) to the extent permitted by the Articles of Organization, by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. The action shall be evidenced by one or more written consents that describe the action taken, are signed by shareholders having the requisite votes, bear the date of the signatures of such shareholders, and are delivered to the Corporation for inclusion with the records of meetings within 60 days of the earliest dated consent delivered to the Corporation as required by this section. A consent signed under this section has the effect of a vote at a meeting.

(b) If action is to be taken pursuant to the consent of voting shareholders without a meeting, the Corporation, at least seven days before the action pursuant to the consent is taken, shall give notice, which complies in form with the requirements of Article III, of the action (1) to nonvoting shareholders in any case where such notice would be required by law if the action were to be taken pursuant to a vote by voting shareholders at a meeting, and (2) if the action is to be taken pursuant to the consent of less than all the shareholders entitled to vote on the matter, to all shareholders entitled to vote who did not consent to the action. The notice shall contain, or be accompanied by, the same material that would have been required by law to be sent to shareholders in or with the notice of a meeting at which the action would have been submitted to the shareholders for approval.

Section 10. Record Date. The Directors may fix the record date in order to determine the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action. If a record date for a specific action is not fixed by the Board of Directors, and is not supplied by law, the record date shall be the close of business either on the day before the first notice is sent to shareholders, or, if no notice is sent, on the day before the meeting or, in the case of action without a meeting by written consent, the date the first shareholder signs the consent. A record date fixed under this section may not be more than 70 days before the meeting or action requiring a determination of shareholders. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any

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adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 11. Meetings by Remote Communications. Unless otherwise provided in the Articles of Organization, if authorized by the Directors: any annual or special meeting of shareholders need not be held at any place but may instead be held solely by means of remote communication; and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of remote communications: (a) participate in a meeting of shareholders; and (b) be deemed present in person and vote at a meeting of shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (1) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder; (2) the Corporation shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (3) if any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 12. Form of Shareholder Action.

(a) Any vote, consent, waiver, proxy appointment or other action by a shareholder or by the proxy or other agent of any shareholder shall be considered given in writing, dated and signed, if, in lieu of any other means permitted by law, it consists of an electronic transmission that sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the shareholder, proxy or agent or by a person authorized to act for the shareholder, proxy or agent; and (ii) the date on which such shareholder, proxy, agent or authorized person transmitted the electronic transmission. The date on which the electronic transmission is transmitted shall be considered to be the date on which it was signed. The electronic transmission shall be considered received by the Corporation if it has been sent to any address specified by the Corporation for the purpose or, if no address has been specified, to the principal office of the Corporation, addressed to the Secretary or other officer or agent having custody of the records of proceedings of shareholders.

(b) Any copy, facsimile or other reliable reproduction of a vote, consent, waiver, proxy appointment or other action by a shareholder or by the proxy or other agent of any shareholder may be substituted or used in lieu of the original writing for any purpose for which the original writing could be used, but the copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 13. Shareholders List for Meeting.

(a) After fixing a record date for a shareholders’ meeting, the Corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of the meeting. The list shall be arranged by voting group, and within each voting group by class or

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series of shares, and show the address of and number of shares held by each shareholder, but need not include an electronic mail address or other electronic contact information for any shareholder.

(b) The shareholders list shall be available for inspection by any shareholder, beginning two business days after notice is given of the meeting for which the list was prepared and continuing through the meeting: (1) at the Corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held; or (2) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. If the meeting is to be held solely by means of remote communication, the list shall be made available on an electronic network.

(c) A shareholder, his or her agent, or attorney is entitled on written demand to inspect and, subject to the requirements of Section 2(b) of Article V of these Bylaws, to copy the list, during regular business hours and at his or her expense, during the period it is available for inspection.

(d) The Corporation shall make the shareholders list available at the meeting, and any shareholder or his or her agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

ARTICLE II

DIRECTORS

Section 1. Powers. All corporate power shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, its Board of Directors.

Section 2. Number and Election. The Board of Directors shall consist of one or more individuals, with the number fixed by the shareholders at the annual meeting, but, unless otherwise provided in the Articles of Organization, if the Corporation has more than one shareholder, the number of Directors shall not be less than three, except that whenever there shall be only two shareholders, the number of Directors shall not be less than two. Except as otherwise provided in these Bylaws or the Articles of Organization, the number of Directors shall be fixed, and the Directors elected, by the shareholders at the annual meeting.

Section 3. Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors: (a) the shareholders may fill the vacancy; (b) the Board of Directors may fill the vacancy; or (c) if the Directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the Directors remaining in office. A vacancy that will occur at a specific later date may be filled before the vacancy occurs but the new Director may not take office until the vacancy occurs.

Section 4. Change in Size of the Board of Directors. The number of Directors may be fixed or changed from time to time by the shareholders, and the Board of Directors may increase or decrease the number of Directors last approved by the shareholders.

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Section 5. Tenure. The terms of all Directors shall expire at the next annual shareholders’ meeting following their election. A decrease in the number of Directors does not shorten an incumbent Director’s term. The term of a Director elected to fill a vacancy shall expire at the next shareholders’ meeting at which Directors are elected. Despite the expiration of a Director’s term, he or she shall continue to serve until his or her successor is elected and qualified or until there is a decrease in the number of Directors.

Section 6. Resignation. A Director may resign at any time by delivering written notice of resignation to the Board of Directors, its chairman, or to the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

Section 7. Removal. The shareholders may remove one or more Directors with or without cause. A Director may be removed for cause by the Directors by vote of a majority of the Directors then in office. A Director may be removed by the shareholders or the Directors only at a meeting called for the purpose of removing him or her and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the Director.

Section 8. Regular Meetings. Regular meetings of the Board of Directors may be held at such times and places as shall from time to time be fixed by the Board of Directors without notice of the date, time, place or purpose of the meeting.

Section 9. Special Meetings. Special meetings of the Board of Directors may be called by the President, by the Secretary, by any two Directors, or by one Director in the event that there is only one Director.

Section 10. Notice. Special meetings of the Board must be preceded by at least two days’ notice of the date, time and place of the meeting. The notice need not describe the purpose of the special meeting. All notices to directors shall conform to the requirements of Article III.

Section 11. Waiver of Notice. A Director may waive any notice before or after the date and time of the meeting. The waiver shall be in writing, signed by the Director entitled to the notice, or in the form of an electronic transmission by the Director to the Corporation, and filed with the minutes or corporate records. A Director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the Director at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 12. Quorum. A quorum of the Board of Directors consists of a majority of the Directors then in office, provided always that any number of Directors (whether one or more and whether or not constituting a quorum) constituting a majority of Directors present at any meeting or at any adjourned meeting may make any reasonable adjournment thereof.

Section 13. Action at Meeting. If a quorum is present when a vote is taken, the affirmative vote of a majority of Directors present is the act of the Board of Directors. A Director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is considered to have assented to the action taken unless: (a) he objects at the beginning of the meeting, or promptly upon his arrival, to holding it or transacting business at the meeting; (b) his dissent or abstention from the action taken is entered in the

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minutes of the meeting; or (c) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a Director who votes in favor of the action taken.

Section 14. Action Without Meeting. Any action required or permitted to be taken by the Directors may be taken without a meeting if the action is taken by the unanimous consent of the members of the Board of Directors. The action must be evidenced by one or more consents describing the action taken, in writing, signed by each Director, or delivered to the Corporation by electronic transmission, to the address specified by the Corporation for the purpose or, if no address has been specified, to the principal office of the Corporation, addressed to the Secretary or other officer or agent having custody of the records of proceedings of Directors, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last Director signs or delivers the consent, unless the consent specifies a different effective date. A consent signed or delivered under this section has the effect of a meeting vote and may be described as such in any document.

Section 15. Telephone Conference Meetings. The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by this means is considered to be present in person at the meeting.

Section 16. Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee may have one or more members, who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it must be approved by a majority of all the Directors in office when the action is taken. Sections 11 through 15 of this Article shall apply to committees and their members. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors. A committee may not, however:

(a) authorize distributions; (b) approve or propose to shareholders action that the MBCA requires be approved by shareholders; (c) change the number of the Board of Directors, remove Directors from office or fill vacancies on the Board of Directors; (d) amend the Articles of Organization; (e) adopt, amend or repeal Bylaws; or (1) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors. The creation of, delegation of authority to, or action by a committee does not alone constitute compliance, by a Director with the standards of conduct described in Section 18 of this Article.

Section 17. Compensation. The Board of Directors may fix the compensation of Directors.

Section 18. Standard of Conduct for Directors.

(a) A Director shall discharge his or her duties as a Director, including his or her duties as a member of a committee: (1) in good faith; (2) with the care that a person in a like position would reasonably believe appropriate under similar circumstances; and (3) in a manner the

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Director reasonably believes to be in the best interests of the Corporation. In determining what the Director reasonably believes to be in the best interests of the Corporation, a Director may consider the interests of the Corporation’s employees, suppliers, creditors and customers, the economy of the state, the region and the nation, community and societal considerations, and the long-term and short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

(b) In discharging his or her duties, a Director who does not have knowledge that makes reliance unwarranted is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent with respect to the information, opinions, reports or statements presented; (2) legal counsel, public accountants, or other persons retained by the Corporation, as to matters involving skills or expertise the Director reasonably believes are matters (i) within the particular person’s professional or expert competence or (ii) as to which the particular person merits confidence; or (3) a committee of the Board of Directors of which the Director is not a member if the Director reasonably believes the committee merits confidence.

(c) A Director is not liable for any action taken as a Director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with this Section.

Section 19. Conflict of Interest.

(a) A conflict of interest transaction is a transaction with the Corporation in which a Director of the Corporation has a material direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the Director’s interest in the transaction if any one of the following is true:

(1) the material facts of the transaction and the Director’s interest were disclosed or known to the Board of Directors or a committee of the Board, of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction;

(2) the material facts of the transaction and the Director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction; or

(3) the transaction was fair to the Corporation.

(b) For purposes of this section, and without limiting the interests that may create conflict of interest transactions, a Director of the Corporation has an indirect interest in a transaction if: (1) another entity in which he or she has a material financial interest or in which he or she is a general partner is a party to the transaction; or (2) another entry of which he or she is a director, officer, or trustee or in which he or she holds another position is a party to the transaction and the transaction is or should be considered by the Board of Directors of the Corporation.

(c) For purposes of clause (1) of subsection (a), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors

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on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this Section by a single Director. If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum is present for the purpose of taking action under this section. The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under clause (1) of subsection (a) if the transaction is otherwise authorized, approved, or ratified as provided in that subsection.

(d) For purposes of clause (2) of subsection (a), a conflict of interest transaction is authorized, approved, or ratified if it receives the vote of a majority of the shares entitled to be counted under this subsection. Shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in clause (1) of subsection (b), may not be counted in a vote of shareholders to determine whether to authorize, approve, or ratify a conflict of interest transaction under clause (2) of subsection (a). The vote of those shares, however, is counted in determining whether the transaction is approved under other sections of these Bylaws. A majority of the shares, whether or not present, that are entitled to be counted in a vote on the transaction under this subsection constitutes a quorum for the purpose of taking action under this Section.

Section 20. Loans to Directors. The Corporation may not lend money to, or guarantee the obligation of a Director of, the Corporation unless: (a) the specific loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single voting group, except the votes of shares owned by or voted under the control of the benefited Director; or (b) the Corporation’s Board of Directors determines that the loan or guarantee benefits the Corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees. The fact that a loan or guarantee is made in violation of this Section shall not affect the borrower’s liability on the loan.

ARTICLE III

MANNER OF NOTICE TO SHAREHOLDERS AND DIRECTORS

All notices to shareholders and Directors shall conform to the following requirements:

(a) Notice shall be in writing unless oral notice is reasonable under the circumstances. Notice by electronic transmission is written notice.

(b) Notice may be communicated in person; by telephone, voice mail, telegraph, teletype, or other electronic means; by mail; by electronic transmission; or by messenger or delivery service. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published; or by radio, television, or other form of public broadcast communication.

(c) Written notice, other than notice by electronic transmission, if in a comprehensible form, is effective upon deposit in the United States mail, if mailed postpaid and correctly addressed to the shareholder’s address shown in the Corporation’s current record of shareholders.

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(d) Written notice by electronic transmission, if in comprehensible form, is effective: (1) if by facsimile telecommunication, when directed to a number furnished by the shareholder for the purpose; (2) if by electronic mail, when directed to an electronic mail address furnished by the shareholder for the purpose; (3) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, directed to an electronic mail address furnished by the shareholder for the purpose, upon the later of (i) such posting and (ii) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the shareholder in such manner as the shareholder shall have specified to the Corporation. An affidavit of the Secretary or an Assistant Secretary of the Corporation, the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(e) Except as provided in subsection (c), written notice, other than notice by electronic transmission, if in a comprehensible form, is effective at the earliest of the following: (1) when received; (2) five days after its deposit in the United States mail, if mailed postpaid and correctly addressed; (3) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested; or if sent by messenger or delivery service, on the date shown on the return receipt signed by or on behalf of the addressee; or (4) on the date of publication if notice by publication is permitted.

(f) Oral notice is effective when communicated if communicated in a comprehensible manner.

ARTICLE IV

OFFICERS

Section 1. Enumeration. The Corporation shall have a President, a Treasurer, a Secretary and such other officers as may be appointed by the Board of Directors from time to time in accordance with these Bylaws. The Board may appoint one of its members to the office of Chairman of the Board and from time to time define the powers and duties of that office notwithstanding any other provisions of these Bylaws.

Section 2. Appointment. The officers shall be appointed by the Board of Directors. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the Board of Directors. Each officer has the authority and shall perform the duties set forth in these Bylaws or, to the extent consistent with these Bylaws, the duties prescribed by the Board of Directors or by direction of an officer authorized by the Board of Directors to prescribe the duties of other officers.

Section 3. Qualification. The same individual may simultaneously hold more than one office in the Corporation.

Section 4. Tenure. Officers shall hold office until the first meeting of the Directors following the next annual meeting of shareholders after their appointment unless a shorter term is specified in the vote appointing them.

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Section 5. Resignation. An officer may resign at any time by delivering notice of the resignation to the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. An officer’s resignation shall not affect the Corporation’s contract rights, if any, with the officer.

Section 6. Removal. The Board of Directors may remove any Officer at any time with or without cause. The appointment of an officer shall not itself create contract rights. An officer’s removal shall not affect the officer’s contract rights, if any, with the Corporation.

Section 7. President. The President when present shall preside at all meetings of the shareholders. He or she shall be the chief executive officer of the Corporation except as the Board of Directors may otherwise provide. The President shall perform such duties and have such powers additional to the foregoing as the Directors shall designate.

Section 8. Treasurer. The Treasurer shall, subject to the direction of the Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of accounts. He or she shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Directors may otherwise provide. The Treasurer shall perform such duties and have such powers additional to the foregoing as the Directors may designate.

Section 9. Secretary. The Secretary shall have responsibility for preparing minutes of the Directors’ and shareholders’ meetings and for authenticating records of the Corporation. The Secretary shall perform such duties and have such powers additional to the foregoing as the Directors shall designate.

Section 10. Standards Of Conduct For Officers. An officer shall discharge his or her duties: (a) in good faith; (b) with the care that a person in a like position would reasonably exercise under similar circumstances; and (c) in a manner the officer reasonably believes to be in the best interests of the Corporation. In discharging his or her duties. an officer who does not have knowledge that makes reliance unwarranted, is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers or employees of the Corporation whom the officer reasonably believes to be reliable and competent with respect to the information, opinions, reports or statements presented; or (2) legal counsel, public accountants, or other persons retained by the Corporation as to matters involving skills or expertise the officer reasonably believes are matters (1) within the particular person’s professional or expert competence or (ii) as to which the particular person merits confidence. An officer shall not be liable to the Corporation or its shareholders for any decision to take or not to take any action taken, or any failure to take any action, as an officer, if the duties of the officer are performed in compliance with. this Section.

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ARTICLE V

PROVISIONS RELATING TO SHARES

Section 1. Issuance, and Consideration. The Board of Directors may issue the number of shares of each class or series authorized by the Articles of Organization. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. Before the Corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for shares to be issued is adequate. The Board of Directors shall determine the terms upon which the rights, options, or warrants for the purchase of shares or other securities of the Corporation are issued and the terms, including the consideration, for which the shares or other securities are to be issued.

Section 2. Share Certificates. If shares are represented by certificates, at a minimum each share certificate shall state on its face: (a) the name of the Corporation and that it is organized under the laws of The Commonwealth of Massachusetts; (b) the name of the person to whom issued; and (c) the number and class of shares and the designation of the series, if any, the certificate represents. If different classes of shares or different series within a class are authorized, then the variations in rights, preferences and limitations applicable to each class and series, and the authority of the Board of Directors to determine variations for any future class or series, must be summarized on the front or back of each certificate. Alternatively, each certificate may state conspicuously on its front or back that the Corporation will furnish the shareholder this information on request in writing and without charge. Each share certificate shall be signed, either manually or in facsimile, by the President or a Vice President and by the Treasurer or an Assistant Treasurer, or any two officers designated by the Board of Directors, and shall bear the corporate seal or its facsimile. If the person who signed, either manually or in facsimile, a share certificate no longer holds office when the certificate is issued, the certificate shall be nevertheless valid.

Section 3. Uncertificated Shares. The Board of Directors may authorize the issue of some or all of the shares of any or all of the Corporation’s classes or series without certificates. The authorization shall not affect shares already represented by certificates until they are surrendered to the Corporation. Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the shareholder a written statement of the information required by the MBCA to be on certificates.

Section 4. Record and Beneficial Owners. The Corporation shall be entitled to treat as the shareholder the person in whose name shares are registered in the records of the Corporation or, if the Board of Directors has established a procedure by which the beneficial owner of shares that are registered in the name of a nominee will be recognized by the Corporation as a shareholder, the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the Corporation.

Section 5. Lost or Destroyed Certificates. The Board of Directors of the Corporation may, subject to Massachusetts General Laws, Chapter 106, Section 8-405, determine the conditions upon which a new share certificate may be issued in place of any certificate alleged to have been lost, destroyed, or wrongfully taken. The Board of Directors may, in its discretion, require the owner of such share certificate, or his or her legal representative, to give a bond, sufficient in the

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opinion of the Board of Directors, with or without surety, to indemnify the Corporation against any loss or claim which may arise by reason of the issue of the new certificate.

ARTICLE VI

CORPORATE RECORDS

Section 1. Records to be Kept.

(a) The Corporation shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of the Corporation. The Corporation shall maintain appropriate accounting records. The Corporation or its agent shall maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. The Corporation shall maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

(b) The Corporation shall keep within The Commonwealth of Massachusetts a copy of the following records at its principal office or an office of its transfer agent or of its Secretary or Assistant Secretary or of its registered agent:

(i) its Articles or Restated Articles of Organization and all amendments to them currently in effect;

(ii) its Bylaws or restated Bylaws and all amendments to them currently in effect;

(iii) resolutions adopted by its Board of Directors creating one or more classes or series of shares, and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding;

(iv) the minutes of all shareholders’ meetings, and records of all action taken by shareholders without a meeting, for the past three years;

(v) all written communications to shareholders generally within the past three years, including the financial statements furnished under Section 16.20 of the MBCA, for the past three years;

(vi) a list of the names and business addresses of its current Directors and officers; and

(vii) its most recent annual report delivered to the Massachusetts Secretary of State.

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Section 2. Inspection of Records by Shareholders.

(a) A shareholder is entitled to inspect and copy, during regular business hours at the office where they are maintained pursuant to Section 1(b) of this Article, copies of any of the records of the Corporation described in said subsection if he or she gives the Corporation written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy.

(b) A shareholder is entitled to inspect and copy, during regular business hours at a reasonable location specified by the Corporation, any of the following records of the Corporation if the shareholder meets the requirements of subsection (c) and gives the Corporation written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy:

(1) excerpts from minutes reflecting action taken at any meeting of the Board of Directors, records of any action of a committee of the Board of Directors while acting in place of the Board of Directors on behalf of the Corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or Board of Directors without a meeting, to the extent not subject to inspection under subsection (a) of this Section;

(2) accounting records of the Corporation, but if the financial statements of the Corporation are audited by a certified public accountant, inspection shall be limited to the financial statements and the supporting schedules reasonably necessary to verify any line item on those statements; and

(3) the record of shareholders described in Section 1(a) of this Article.

(c) A shareholder may inspect and copy the records described in subsection (b) only if:

(1) his or her demand is made in good faith and for a proper purpose;

(2) he or she describes with reasonable particularity his or her purpose and the records he or she desires to inspect;

(3) the records are directly connected with his or her purpose; and

(4) the Corporation shall not have determined in good faith that disclosure of the records sought would adversely affect the Corporation in the conduct of its business.

(d) For purposes of this Section, “shareholder” includes a beneficial owner whose shares are held in a voting trust or by a nominee, on his or her behalf.

Section 3. Scope of Inspection Right.

(a) A shareholder’s agent or attorney has the same inspection and copying rights as the shareholder represented.

(b) The Corporation may, if reasonable, satisfy the, right of a shareholder to copy records under Section 2 of this Article by furnishing to the shareholder copies by photocopy, or other means chosen by the Corporation including copies furnished through an electronic transmission.

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(c) The Corporation may impose a reasonable charge, covering the costs of labor, material, transmission and delivery, for copies of any documents provided to the shareholder. The charge may not exceed the estimated cost of production, reproduction, transmission or delivery of the records.

(d) The Corporation may comply at its expense, with a shareholder’s demand to inspect the record of shareholders under Section 2(c)(3) of this Article by providing the shareholder with a list of shareholders that was compiled no earlier than the date of the shareholder’s demand.

(e) The Corporation may impose reasonable restrictions on the use or distribution of records by the demanding shareholder.

Section 4. Inspection of Records by Directors. A Director is entitled to inspect and copy the books, records and documents of the Corporation at any reasonable time to the extent reasonably related to the performance of the Director’s duties as a Director, including duties as a member of a committee, but not for any other purpose or in any manner that would violate any duty to the Corporation.

ARTICLE VII

INDEMNIFICATION

Section 1. Definitions. In this Article the following words shall have the following meanings unless the context requires otherwise:

“Corporation”, includes any domestic or foreign predecessor entity of the Corporation in a merger.

“Director” or “officer”, an individual who is or was a Director or officer, respectively, of the Corporation or who, while a Director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A Director or officer is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. “Director” or “officer” includes, unless the context requires otherwise, the estate or personal representative of a Director or officer.

“Disinterested Director”, a Director who, at the time of a vote or selection referred to in Section 4 of this Article, is not (i) a party to the proceeding, or (ii) an individual having a familial, financial, professional, or employment relationship with the Director whose indemnification or advance for expenses is the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the Director’s judgment when voting on the decision being made.

“Expenses”, includes counsel fees.

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“Liability”, the obligation to pay a judgment, settlement, penalty, fine including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“Party”, an individual who was, is, or is threatened to be made, a defendant or respondent in a proceeding.

“Proceeding”, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

Section 2. Indemnification of Directors and Officers.

(a) Except as otherwise provided in this Section, the Corporation shall indemnify to the fullest extent permitted by law an individual who is a party to a proceeding because he or she is a Director or officer against liability incurred in the proceeding if: (1) (i) he or she conducted himself or herself in good faith; and (ii) he or she reasonably believed that his or her conduct was in the best interests of the Corporation or that his or her conduct was at least not opposed to the best interests of the Corporation; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (2) he or she engaged in conduct for which he or she shall not be liable under a provision of the Articles of Organization authorized by Section 2.02(b)(4) of the MBCA or any successor provision to such Section.

(b) A Director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of the Corporation.

(c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the Director or officer did not meet the relevant standard of conduct described in this Section.

(d) Unless ordered by a court, the Corporation may not indemnify a Director or officer under this Section if his or her conduct did not satisfy the standards set forth in subsection (a) or subsection (b).

Section 3. Advance for Expenses. The Corporation shall, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a Director or officer who is a party to a proceeding because he or she is a Director or officer if he or she delivers to the Corporation:

(a) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Section 2 of this Article or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Organization as authorized by Section 2.02(b)(4) of the MBCA; and

(b) his or her written undertaking to repay any funds advanced if he or she is not wholly successful, on the merits or otherwise, in the defense of such proceeding and it is ultimately

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determined pursuant to Section 4 of this Article or by a court of competent jurisdiction that he or she has not met the relevant standard of conduct described in Section 2 of this Article.

Such undertaking need not be secured and shall be accepted without reference to the financial ability of the Director or officer to make repayment.

Section 4. Determination of Indemnification. The determination of whether a Director officer has met the relevant standard of conduct set forth in Section 2 shall be made:

(a) if there are two or more disinterested Directors, by the Board of Directors by a majority vote of all the disinterested Directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested Directors appointed by vote;

(b) by special legal counsel (1) selected in the manner prescribed in clause (a); or (2) if there are fewer than two disinterested Directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested Directors may participate; or

(c) by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested Director may not be voted on the determination.

Section 5. Notification and Defense of claim; Settlements.

(a) In addition to and without limiting the foregoing provisions of this Article and except to the extent otherwise required by law, it shall be a condition of the Corporation’s obligation to indemnify under Section 2 of this Article (in addition. to any other condition provide in these Bylaws or by law) that the person asserting, or proposing to assert, the right to be indemnified, must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such person for which indemnity will or could be sought, but the failure to so notify shall not affect the Corporation’s objection to indemnify except to the extent the Corporation is adversely affected thereby. With respect to any proceeding of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to such person. After notice from the Corporation to such person of its election so to assume such defense, the Corporation shall not be liable to such person for any legal or other expenses subsequently incurred by such person in connection with such action, suit, proceeding or investigation other than as provided below in this subsection (a). Such person shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of such person unless (1) the employment of counsel by such person has been authorized by the Corporation, (2) counsel to such person shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and such person in the conduct of the defense of such action, suit, proceeding or investigation or (3) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for such person shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall

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not be entitled, without the consent of such person, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for such person shall have reasonably made the conclusion provided for in clause (2) above.

(b) The Corporation shall not be required to indemnify such person under this Article for any amounts paid in settlement of any proceeding unless authorized in the same manner as the determination that indemnification is permissible under Section 4 of this Article, except that if there are fewer than two disinterested Directors, authorization of indemnification shall be made by the Board of Directors, in which authorization Directors who do not qualify as disinterested Directors may participate. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on such person without such person’s written consent. Neither the Corporation nor such person will unreasonably withhold their consent to any proposed settlement.

Section 6. Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is a Director or officer of the Corporation, or who, while a Director or officer of the Corporation, serves at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a Director or officer, whether or not the Corporation would have power to indemnify or advance expenses to him or her against the same liability under this Article.

Section 7. Application of this Article.

(a) The Corporation shall not be obligated to indemnify or advance expenses to a Director or officer of a predecessor of the Corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

(b) This Article shall not limit the Corporation’s power to (1) pay or reimburse expenses incurred by a Director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party or (2) indemnify, advance expenses to or provide or maintain insurance on behalf of an employee or agent.

(c) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be considered exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

(d) Each person who is or becomes a Director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the person who serves as a Director or officer of the Corporation at any time while these By-laws and the relevant provisions of the MBCA are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

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ARTICLE VIII

FISCAL YEAR

The fiscal year of the Corporation shall be the year ending with December 31 in each year.

ARTICLE IX

AMENDMENTS

(a) The power to make, amend or repeal these Bylaws shall be in the shareholders. If authorized by the Articles of Organization, the Board of Directors may also make, amend or repeal these Bylaws in whole or in part, except with respect to any provision thereof which by virtue of an express provision in the MBCA, the Articles of Organization, or these Bylaws, requires action by the shareholders.

(b) Not later than the time of giving notice of the meeting of shareholders next following the making, amending or repealing by the Board of Directors of any By-Law, notice stating the substance of the action taken by the Board of Directors shall be given to all shareholders entitled to vote on amending the Bylaws. Any action taken by the Board of Directors with respect to the Bylaws may be amended or repealed by the shareholders.

(c) Approval of an amendment to the Bylaws that changes or deletes a quorum or voting requirement for action by shareholders must satisfy both the applicable quorum and voting requirements for action by shareholders with respect to amendment of these Bylaws and also the particular quorum and voting requirements sought to be changed or deleted.

(d) A By-Law dealing with quorum or voting requirements for shareholders, including additional voting groups, may not be adopted, amended or repealed by the Board of Directors.

(e) A By-Law that fixes a greater or lesser quorum requirement for action by the Board of Directors, or a greater voting requirement, than provided for by the MBCA may be amended or repealed by the shareholders, or by the Board of Directors if authorized pursuant to subsection (a).

(f) If the Board of Directors is authorized to amend the Bylaws, approval by the Board of Directors of an amendment to the Bylaws that changes or deletes a quorum or voting requirement for action by the Board of Directors must satisfy both the applicable quorum and voting requirements for action by the Board of Directors with respect to amendment of the Bylaws, and also the particular quorum and voting requirements sought to be changed or deleted.

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ANNEX I

GUARANTEE

OF

GUARANTEE, dated as of March 22, 2007 (this “Guarantee”), by (the “Guarantor”), in favor of Kronos Incorporated, a Massachusetts corporation (the “Company”).

1. GUARANTEE. To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of March 22, 2007 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among the Company, Seahawk Acquisition Corporation, a Delaware corporation (“Buyer”), and Seahawk Merger Sub Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), pursuant to which the Transitory Subsidiary will merge with and into the Company, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the due and punctual observance, payment, performance and discharge of % (the “Guaranteed Percentage”) of any payment obligation of the Buyer and the Transitory Subsidiary pursuant to Section 5.3(d), Section 6.15, Section 8.3(d) or Section 8.3(e) of the Merger Agreement, in each case subject to the limitations set forth in Section 8.3(e) of the Merger Agreement (the “Obligations”), provided that in no event shall the Guarantor’s aggregate liability under this Guarantee exceed $                     (the “Cap”), it being understood that this Guarantee may not be enforced against the Guarantor without giving effect to the Cap.

In furtherance of the foregoing the Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guarantor’s Guaranteed Percentage of the Obligations (subject to the Cap), regardless of whether action is brought against the Buyer, the Transitory Subsidiary or any other guarantor pursuant to a Guarantee dated as of the date hereof to be entered into between the Company and such other guarantor (the “Other Guarantor”) or whether the Buyer, the Transitory Subsidiary or the Other Guarantor is joined in any such action or actions.

2. NATURE OF GUARANTEE. The Company shall not be obligated to file any claim relating to the Obligations in the event that the Buyer or the Transitory Subsidiary becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of such Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility. The Guarantor reserves the right to assert defenses which the Buyer or the Transitory Subsidiary may have to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of the Buyer or the Transitory Subsidiary and other defenses expressly waived hereby.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with the Buyer or the Transitory Subsidiary for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and the Buyer or the Transitory Subsidiary or any such other person without in any way impairing or affecting this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against the Buyer or the Transitory Subsidiary or any other entity or person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any other entity or person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of the Buyer or the Transitory Subsidiary or any other entity or person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or the Transitory Subsidiary or any other entity or person interested in the transactions contemplated in the Merger Agreement; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Buyer, the Transitory Subsidiary or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to the Buyer and the Transitory Subsidiary in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Buyer or the Transitory Subsidiary or any other entity or other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries or defenses to the payment of the Obligations that are available to the Buyer or the Transitory Subsidiary under the Merger Agreement or breach by the Company of this Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. The Company hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of any of the Guarantor’s former, current or future directors, officers, agents, Affiliates (other than Buyer, Transitory Subsidiary or Other Guarantor under its guarantee) or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof (other than the Buyer, the Transitory Subsidiary or the Other Guarantor under its guarantee) or against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than the Buyer, the Transitory Subsidiary or the Other Guarantor under its guarantee) (such persons, not including the Buyer, the Transitory Subsidiary or the Other Guarantor, collectively, “Connected Persons”) except for claims against Guarantor under this Guarantee.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent

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conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantor, as the case may be; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of the Guarantor, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days (as defined in the Merger Agreement) after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below. All notices to the Guarantor hereunder shall be delivered as set forth below:

[notices]

or to such other address or facsimile number as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement. All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

8. CONTINUING GUARANTEE. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been indefeasibly paid or satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms pursuant to any of Sections 8.1(a), (c), (d), (e), (f), (g) or (j) (except for reimbursement of expenses under Section 6.15 or Section 8.3(a) and (d)) the first anniversary of any termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to the Buyer, the Transitory Subsidiary or the Guarantor by such first anniversary.

9. NO RECOURSE. The Company by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any of the Guarantor’s Connected Persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law. The Company acknowledges and agrees that the Buyer and the Transitory Subsidiary have no assets and that no funds are expected to be contributed to the Buyer or the Transitory Subsidiary unless the Closing occurs. The Company further agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantor or any of its Connected Persons, whether by piercing of the corporate veil, by a claim on behalf of the Buyer or the Transitory Subsidiary against the Guarantor or the Buyer’s stockholders or Affiliates, or otherwise, except for the rights under this Guarantee. Recourse against the Guarantor under this Guarantee shall be the exclusive remedy of the Company and its Affiliates against the Guarantor and any of its Connected Persons in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its Connected Persons except for claims

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against the Guarantor under this Guarantee. Except in accordance with Section 6 hereof, nothing set forth in this Guarantee shall affect or be construed to confer or give any person (other than the Guarantor and the Company (including any person acting in a representative capacity)) any rights or remedies against any person.

10. GOVERNING LAW. This Guarantee shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Guarantee or any of the transactions contemplated by this Guarantee, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Guarantee or any of the transaction contemplated by this Guarantee in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7. Nothing in this Section 10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

11. WAIVER OF JURY TRIAL. EACH OF THE GUARANTOR AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. COUNTERPARTS. This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Guarantor and the Company have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR

By:
Name:
Title:

Accepted and Agreed to:

KRONOS INCORPORATED

By:
Name:
Title:

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